Release:     April 18, 2018

CP reports first quarter revenue of $1.66 billion; positive momentum heading into second quarter
Calgary, AB - Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced first-quarter reported diluted earnings per share (EPS) of $2.41, or $2.70 on an adjusted diluted EPS basis.
“This was a challenging quarter, as we battled extreme weather and unprecedented demand, specifically in the northern reaches of our network,” said Keith Creel, CP’s President and Chief Executive Officer. “Despite these challenges, we delivered 6 percent more freight than last year, demonstrating once again the resiliency of our operating model and the commitment from our family of professional railroaders. With the extraordinary winter weather behind us, we built a tremendous amount of momentum through March - one of our best months in recent history - positioning us well for the rest of the year.”
FIRST-QUARTER HIGHLIGHTS

•	Volumes as measured by revenue ton-miles increased 6 percent and carloads increased 4 percent

•	Revenue increased by 4 percent to $1.66 billion from $1.60 billion

•	Reported diluted EPS $2.41, an 18 percent decrease from $2.93, and adjusted diluted EPS was $2.70, an 8 percent increase from $2.50 last year

•
Operating ratio was 67.5 percent, an increase of 510 basis points and 190 basis points compared to last year’s operating ratio and adjusted operating ratio, respectively. Effective January 1, 2018, CP adopted a new accounting standard for the presentation of pension retirement benefits which resulted in a 430 basis point increase in CP’s 2017 operating ratio. (1)

“We continue to produce results using the foundations of precision railroading and remain confident in our ability to deliver sustainable, profitable growth in 2018 and beyond,” Creel said. “We look forward to showcasing our proven operating model, strong leadership team, and commitment to disciplined growth at our Investor Day on June 5 and 6 in Calgary.”
CP will discuss its results with the financial community in a conference call beginning at 4:30 p.m. eastern time on April 18, 2018.
(1) 2017 comparative period was restated from 58.1% to 62.4% and adjusted operating ratio was restated from 61.3% to 65.6% to reflect the adoption of the new accounting standard for the presentation of net periodic benefit recoveries, which is discussed further in Note 2 Accounting changes in CP's Interim Consolidated Financial Statements for the three months ended March 31, 2018.
Conference Call Access
Toronto participants dial in number: 1-647-427-7450 Operator assisted toll free dial in number: 1-888-231-8191 Callers should dial in 10 minutes prior to the call.
Webcast
We encourage you to access the webcast and presentation material in the Investors section of CP's website at investor.cpr.ca.

A replay of the first-quarter conference call will be available by phone through to May 16, 2018 at 416-849-0833 or toll free 1-855-859-2056, password 1973958.
Non-GAAP Measures

For information regarding non-GAAP measures, including reconciliations to the nearest GAAP measures, see the attached supplementary schedule Non-GAAP Measures.

Note on forward-looking information

This news release contains certain forward-looking information within the meaning of applicable securities laws relating, but not limited, to our operations, priorities and plans, anticipated financial performance, including business prospects, planned capital expenditures, programs and strategies. This forward-looking information also includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as “financial expectations”, “key assumptions”, “anticipate”, “believe”, “expect”, “plan”, “will”, “outlook”, “should” or similar words suggesting future outcomes. To the extent that CP has provided guidance using non-GAAP financial measures, the Company may not be able to provide a reconciliation to a GAAP measure, due to unknown variables and uncertainty related to future results.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from the forward-looking information. Forward-looking information is not a guarantee of future performance. By its nature, CP's forward-looking information involves numerous assumptions, inherent risks and uncertainties that could cause actual results to differ materially from the forward looking information, including but not limited to the following factors: changes in business strategies; general North American and global economic, credit and business conditions; risks in agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures; industry capacity; shifts in market demand; changes in commodity prices; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; changes in laws and regulations, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; uncertainties of investigations, proceedings or other types of claims and litigation; labour disputes; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; currency and interest rate fluctuations; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; and various events that could disrupt operations, including severe weather, droughts, floods, avalanches and earthquakes as well as security threats and governmental response to them, and technological changes. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States. Reference should be made to "Item 1A - Risk Factors" and "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Information" in CP's annual and interim reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on forward-looking information. Forward looking information is based on current expectations, estimates and projections and it is possible that predictions, forecasts, projections, and other forms of forward-looking information will not be achieved by CP. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, whether as a result of new information, future events or otherwise.
About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR
Contacts:
Media
Jeremy Berry
403-319-6227
24/7 Media Email alert_mediarelations@cpr.ca
Jeremy_Berry@cpr.ca

Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

INTERIM CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended March 31
(in millions of Canadian dollars, except share and per share data)	2018	2017
Revenues
Freight	$1,625	$1,563
Non-freight	37	40
Total revenues	1,662	1,603
Operating expenses
Compensation and benefits (Note 2,10 and 11)	374	300
Fuel	215	170
Materials	55	49
Equipment rents	33	36
Depreciation and amortization	170	166
Purchased services and other	275	278
Total operating expenses	1,122	999

Operating income	540	604
Less:
Other income and charges (Note 5)	51	(28)
Other components of net periodic benefit recovery (Note 2 and 11)	(96)	(67)
Net interest expense	115	120
Income before income tax expense	470	579
Income tax expense (Note 6)	122	148
Net income	$348	$431

Earnings per share (Note 7)
Basic earnings per share	$2.41	$2.94
Diluted earnings per share	$2.41	$2.93

Weighted-average number of shares (millions) (Note 7)
Basic	144.4	146.5
Diluted	144.8	147.1

Dividends declared per share	$0.5625	$0.5000
Certain of the comparative figures have been reclassified in order to be consistent with the 2018 presentation (Note 2).
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	For the three months ended March 31
(in millions of Canadian dollars)	2018	2017
Net income	$348	$431
Net (loss) gain in foreign currency translation adjustments, net of hedging activities	(20)	5
Change in derivatives designated as cash flow hedges	21	5
Change in pension and post-retirement defined benefit plans	29	38
Other comprehensive income before income taxes	30	48
Income tax recovery (expense) on above items	6	(18)
Other comprehensive income (Note 4)	36	30
Comprehensive income	$384	$461
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	March 31	December 31
(in millions of Canadian dollars)	2018	2017
Assets
Current assets
Cash and cash equivalents	$125	$338
Accounts receivable, net	699	687
Materials and supplies	154	152
Other current assets	139	97
	1,117	1,274
Investments	186	182
Properties	17,234	17,016
Goodwill and intangible assets	192	187
Pension asset	1,507	1,407
Other assets	82	69
Total assets	$20,318	$20,135
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$1,183	$1,238
Long-term debt maturing within one year (Note 9)	756	746
	1,939	1,984
Pension and other benefit liabilities	749	749
Other long-term liabilities	205	231
Long-term debt (Note 9)	7,601	7,413
Deferred income taxes	3,390	3,321
Total liabilities	13,884	13,698
Shareholders’ equity
Share capital	2,022	2,032
Additional paid-in capital	45	43
Accumulated other comprehensive loss (Note 4)	(1,705)	(1,741)
Retained earnings	6,072	6,103
	6,434	6,437
Total liabilities and shareholders’ equity	$20,318	$20,135
Contingencies (Note 12)
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the three months ended March 31
(in millions of Canadian dollars)	2018	2017
Operating activities
Net income	$348	$431
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	170	166
Deferred income taxes (Note 6)	41	67
Pension recovery and funding (Note 11)	(72)	(60)
Foreign exchange loss (gain) on long-term debt (Note 5)	49	(28)
Other operating activities, net	(21)	(85)
Change in non-cash working capital balances related to operations	(118)	(180)
Cash provided by operating activities	397	311
Investing activities
Additions to properties	(241)	(230)
Proceeds from sale of properties and other assets	4	3
Other	(1)	5
Cash used in investing activities	(238)	(222)
Financing activities
Dividends paid	(82)	(73)
Issuance of CP Common Shares	8	28
Purchase of CP Common Shares (Note 8)	(298)	—
Repayment of long-term debt, excluding commercial paper	(5)	(5)
Cash used in financing activities	(377)	(50)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	5	(2)
Cash position
(Decrease) increase in cash and cash equivalents	(213)	37
Cash and cash equivalents at beginning of period	338	164
Cash and cash equivalents at end of period	$125	$201

Supplemental disclosures of cash flow information:
Income taxes paid	$104	$170
Interest paid	$143	$150
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(unaudited)

(in millions of Canadian dollars except per share data)	Common shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Total shareholders’ equity
Balance at January 1, 2018	144.9	$2,032	$43	$(1,741)	$6,103	$6,437
Net income	—	—	—	—	348	348
Other comprehensive income (Note 4)	—	—	—	36	—	36
Dividends declared	—	—	—	—	(81)	(81)
Effect of stock-based compensation expense	—	—	4	—	—	4
CP Common Shares repurchased (Note 8)	(1.3)	(20)	—	—	(298)	(318)
Shares issued under stock option plan	0.1	10	(2)	—	—	8
Balance at March 31, 2018	143.7	$2,022	$45	$(1,705)	$6,072	$6,434
Balance at January 1, 2017	146.3	$2,002	$52	$(1,799)	$4,371	$4,626
Net income	—	—	—	—	431	431
Other comprehensive income (Note 4)	—	—	—	30	—	30
Dividends declared	—	—	—	—	(73)	(73)
Effect of stock-based compensation expense	—	—	(3)	—	—	(3)
Shares issued under stock option plan	0.4	34	(7)	—	—	27
Balance at March 31, 2017	146.7	$2,036	$42	$(1,769)	$4,729	$5,038
See Notes to Interim Consolidated Financial Statements.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2018
(unaudited)

1    Basis of presentation

These unaudited interim consolidated financial statements of Canadian Pacific Railway Limited (“CP”, or “the Company”), expressed in Canadian dollars, reflect management’s estimates and assumptions that are necessary for their fair presentation in conformity with generally accepted accounting principles in the United States of America (“GAAP”). They do not include all disclosures required under GAAP for annual financial statements and should be read in conjunction with the 2017 annual consolidated financial statements and notes included in CP's 2017 Annual Report on Form 10-K. The accounting policies used are consistent with the accounting policies used in preparing the 2017 annual consolidated financial statements, except for the newly adopted accounting policies discussed in Note 2.

CP's operations can be affected by seasonal fluctuations such as changes in customer demand and weather-related issues. This seasonality could impact quarter-over-quarter comparisons.

In management’s opinion, the unaudited interim consolidated financial statements include all adjustments (consisting of normal and recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.
2    Accounting changes

Implemented in 2018

Revenue from Contracts with Customers

On January 1, 2018, the Company adopted the new Accounting Standards Update ("ASU") 2014-09, issued by the Financial Accounting Standards Board ("FASB"), and all related amendments under FASB Accounting Standards Codification ("ASC") Topic 606, Revenue from Contracts with Customers, using the modified retrospective method. Comparative financial information has not been restated and continues to be reported under the accounting standards in effect for those periods. The Company did not recognize any adjustment to the opening balance of retained earnings upon adoption of ASC Topic 606. The Company expects the impact of adoption of this new standard to be immaterial to the Company’s net income on an ongoing basis.
Compensation - Retirement Benefits

On January 1, 2018, the Company adopted the changes required under ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-retirement Benefit Cost under FASB ASC Topic 715, Retirement Benefits as issued by the FASB in March 2017. In accordance with the ASU, beginning on January 1, 2018, the Company reports the current service cost component of net periodic benefit cost in Compensation and benefits on the Company’s Consolidated Statements of Income, and reports the Other components of net periodic benefit cost as a separate item outside of Operating income on the Company’s Consolidated Statements of Income. The Company has applied these changes in presentation retrospectively, which resulted in a decrease in Operating income of $67 million for the three months ended March 31, 2017.

These changes in presentation do not result in any changes to net income or earnings per share. Details of the components of net periodic benefit costs are provided in Note 11 Pensions and other benefits.

The ASU also prospectively restricts capitalization of net periodic benefit costs to the current service cost component when applicable. This restriction has no impact on the Company’s operating income or amounts capitalized because the Company has and continues to only capitalize an appropriate portion of current service cost for self-constructed properties.

Derivatives and Hedging

In August 2017, the FASB issued ASU 2017-12, Targeted Improvements to Accounting for Hedging Activities, under FASB ASC Topic 815, Derivatives and Hedging. This improves the financial reporting of hedging relationships to better portray the economic results of an entity's risk management activities in its financial statements. These amendments also make targeted improvements to simplify the application of the hedge accounting guidance in GAAP. The amendments require the entire change in the fair value of the hedging instrument to be recorded in Other comprehensive income for effective cash flow hedges. Consequently, any ineffective portion of the change in fair value will no longer be recorded to the Consolidated Statement of Income as it arises. While the amendments are effective for public entities beginning on January 1, 2019, early adoption is permitted and the Company early adopted this ASU effective January 1, 2018. Entities are required to apply the amendments in this update to hedging relationships existing on the date of adoption, reflected as a cumulative-effect adjustment as of the beginning of the fiscal year of adoption. Other amendments to presentation and disclosure are applied prospectively. No significant cumulative-effect adjustment was required.

Accumulated Other Comprehensive Income - Reclassification

In February 2018, the FASB issued ASU 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income under FASB ASC Topic 220, Income Statement - Reporting Comprehensive Income. The current standard ASC Topic 740, Income Taxes, requires deferred tax liabilities and assets to be adjusted for the effect of a change in tax laws or rates with the effect included in income from continuing operations in the reporting period that includes the enactment date. This includes the tax effects of items in Accumulated other comprehensive income ("AOCI") that were originally recognized in Other comprehensive income, subsequently creating stranded tax effects. This ASU allows a reclassification from AOCI to Retained earnings for stranded tax effects specifically resulting from the U.S. federal government's recently enacted tax bill, the Tax Cuts and Jobs Act. The amendments are effective for public entities beginning on January 1, 2019 and early adoption is permitted. Entities are required to apply these amendments either in the period of adoption or retrospectively to each period in which the effect of the change in tax rate from the Tax Cuts and Jobs Act was recognized. The Company early adopted this ASU effective January 1, 2018, electing not to change AOCI or Retained earnings on the Company's Interim Consolidated Financial Statements or disclosure.

Future changes

Leases

In February 2016, the FASB issued ASU 2016-02, Leases under FASB ASC Topic 842, Leases which will supersede the lease recognition and measurement requirements in Topic 840, Leases. This new standard requires recognition of right-of-use assets and lease liabilities by lessees for those leases classified as finance and operating leases with a maximum term exceeding 12 months. For CP this new standard will be effective for interim and annual periods commencing January 1, 2019. Current transitional guidance requires entities to use a modified retrospective approach to adopt this new standard. The Company has a detailed plan to implement the new standard and, through a cross functional team, is assessing contractual arrangements that may qualify as leases under the new standard. CP is also working with a vendor to implement a lease management system which will assist in delivering the required accounting changes. CP's cross functional team and the vendor finalized system requirements and developed work flows and testing scenarios that will permit system implementation and parallel testing later in 2018 for CP's lease system solution. The cross-functional team is assessing policy choices, permitted under the new standard, that can facilitate transition. The impact of the new standard will be a material increase to right of use assets and lease liabilities on the consolidated balance sheet, primarily, as a result of operating leases currently not recognized on the balance sheet. The Company does not anticipate a material impact to Net income as a result of the adoption of this new standard and is currently evaluating disclosure requirements.

3    Revenues

Revenue is recognized when obligations under the terms of a contract with a customer are satisfied. Revenue is measured as the amount of consideration the Company expects to receive in exchange for providing services. Government imposed taxes that the Company collects concurrent with revenue generating activities are excluded from revenue. In the normal course of business the Company does not generate any material revenue through acting as an agent for other entities.
The following is a description of primary activities from which the Company generates revenue.
Freight revenues
The Company provides rail freight transportation services to a wide variety of customers and transports bulk commodities, merchandise freight and intermodal traffic. The Company signs master service agreements with customers that dictate future services the Company is to perform for a customer at the time a bill of lading or service request is received. Each bill of lading or service request represents a separate distinct performance obligation that the Company is obligated to satisfy. The transaction price is generally in the form of a fixed fee determined at the inception of the bill of lading or service request. The Company allocates the transaction price to each distinct performance obligation based on the estimated standalone selling price for each performance obligation. As each bill of lading or service request represents a separate distinct performance obligation, the estimated standalone selling price is assessed at an observable price which is fair market value. Certain customer agreements include variable consideration in the form of rebates, discounts, or incentives. The expected value method is used to estimate variable consideration and is allocated to the applicable performance obligation and is recognized when the related performance obligation is satisfied. Additionally, the Company offers published rates for services through public tariff agreements in which a customer can request service, triggering a performance obligation the Company must satisfy. In accordance with ASC Topic 606, railway freight revenues continue to be recognized over time as services are provided based on the percentage of completed service method. Volume rebates to customers are accrued as a reduction of freight revenues based on estimated volumes and contract terms as freight service is provided. Freight revenues also include certain ancillary and other services provided in association with the performance of rail freight movements. Revenues from these activities are not material and therefore have been aggregated with the freight revenues from customer contracts with which they are associated.
Non-freight revenues
In accordance with ASC Topic 606, non-freight revenues, including passenger revenues, switching fees, and revenues from logistic services, continue to be recognized at the point in time the services are provided or when the performance obligations are satisfied. Non-freight revenues also include leasing revenues.

Disaggregation of revenue
The following table disaggregates the Company’s revenues from contracts with customers by major source:

	For the three months ended March 31
(in millions of Canadian dollars)	2018	2017(1)
Freight
Grain	$357	$393
Coal	151	148
Potash	112	98
Fertilizers and sulphur	61	59
Forest products	66	67
Energy, chemicals and plastics	257	227
Metals, minerals, and consumer products	183	170
Automotive	71	76
Intermodal	367	325
Total freight revenues	1,625	1,563
Non-freight excluding leasing revenues	23	28
Revenues from contracts with customers	1,648	1,591
Leasing revenues	14	12
Total revenues	$1,662	$1,603
(1) Prior period amounts have not been adjusted under the modified retrospective method.
Satisfying performance obligations
Payment by customers is due upon satisfaction of performance obligations. Payment terms are such that amounts outstanding at the period end are expected to be collected within one reporting period. The Company invoices customers at the time the bill of lading or service request is processed and therefore the Company has no material unbilled receivables and no contract assets. All performance obligations not fully satisfied at period end are expected to be satisfied within the reporting period immediately following.
4    Changes in Accumulated other comprehensive loss ("AOCL") by component

	For the three months ended March 31
(in millions of Canadian dollars)	Foreign currency net of hedging activities(1)	Derivatives and other(1)	Pension and post- retirement defined benefit plans(1)	Total(1)
Opening balance, January 1, 2018	$109	$(89)	$(1,761)	$(1,741)
Other comprehensive income before reclassifications	—	13	(1)	12
Amounts reclassified from accumulated other comprehensive loss	—	2	22	24
Net current-period other comprehensive income	—	15	21	36
Closing balance, March 31, 2018	$109	$(74)	$(1,740)	$(1,705)
Opening balance, January 1, 2017	$127	$(104)	$(1,822)	$(1,799)
Other comprehensive (loss) income before reclassifications	(2)	2	—	—
Amounts reclassified from accumulated other comprehensive loss	—	2	28	30
Net current-period other comprehensive (loss) income	(2)	4	28	30
Closing balance, March 31, 2017	$125	$(100)	$(1,794)	$(1,769)
(1) Amounts are presented net of tax.

Amounts in Pension and post-retirement defined benefit plans reclassified from AOCL are as follows:

	For the three months ended March 31
(in millions of Canadian dollars)	2018	2017
Amortization of prior service costs(1)	$(1)	$(1)
Recognition of net actuarial loss(1)	30	39
Total before income tax	29	38
Income tax recovery	(7)	(10)
Net of income tax	$22	$28
(1) Impacts Other components of net periodic benefit recovery on the Interim Consolidated Statements of Income.
5    Other income and charges

	For the three months ended March 31
(in millions of Canadian dollars)	2018	2017
Foreign exchange loss (gain) on long-term debt	$49	$(28)
Other foreign exchange gains	(1)	(1)
Other	3	1
Total other income and charges	$51	$(28)

6    Income taxes

	For the three months ended March 31
(in millions of Canadian dollars)	2018	2017
Current income tax expense	$81	$81
Deferred income tax expense	41	67
Income tax expense	$122	$148

The effective tax rate in the first quarter was 25.92%, compared to 25.60% for the same period in 2017.

For the three months ended March 31, 2018, the effective tax rate excluding the discrete item of the foreign exchange loss of $49 million on the Company's U.S. dollar-denominated debt was 24.75%.

For the three months ended March 31, 2017, the effective tax rate excluding the discrete items of the management transition recovery of $51 million related to the retirement of the Company's Chief Executive Officer and the foreign exchange gain of $28 million on the Company's U.S. dollar-denominated debt, was 26.50%.

7    Earnings per share

At March 31, 2018, the number of shares outstanding was 143.7 million (March 31, 2017 - 146.7 million).

Basic earnings per share have been calculated using net income for the period divided by the weighted-average number of shares outstanding during the period.

The number of shares used in earnings per share calculations is reconciled as follows:

	For the three months ended March 31
(in millions)	2018	2017
Weighted-average basic shares outstanding	144.4	146.5
Dilutive effect of stock options	0.4	0.6
Weighted-average diluted shares outstanding	144.8	147.1

For the three months ended March 31, 2018, there were 0.2 million options excluded from the computation of diluted earnings per share because their effects were not dilutive (three months ended March 31, 2017 - 0.5 million).

8    Shareholders' equity

On May 10, 2017, the Company announced a new normal course issuer bid ("NCIB"), commencing May 15, 2017, to purchase up to 4.38 million Common Shares for cancellation before May 14, 2018. As at March 31, 2018, the Company had purchased 3.3 million Common Shares for $699 million under this NCIB program.

All purchases are made in accordance with the NCIB at prevalent market prices plus brokerage fees, or such other prices that may be permitted by the Toronto Stock Exchange, with consideration allocated to share capital up to the average carrying amount of the shares, and any excess allocated to retained earnings.

The following table provides activities under the share repurchase program:

	For the three months ended March 31
	2018	2017
Number of Common Shares repurchased(1)	1,435,700	—
Weighted-average price per share(2)	$221.76	$—
Amount of repurchase (in millions)(2)	$318	$—
(1) Includes shares repurchased but not yet canceled at quarter end.
(2) Includes brokerage fees.

9    Financial instruments

A. Fair values of financial instruments

The Company categorizes its financial assets and liabilities measured at fair value into a three-level hierarchy established by GAAP that prioritizes those inputs to valuation techniques used to measure fair value based on the degree to which they are observable. The three levels of the fair value hierarchy are as follows: Level 1 inputs are quoted prices in active markets for identical assets and liabilities; Level 2 inputs, other than quoted prices included within Level 1, are observable for the asset or liability either directly or indirectly; and Level 3 inputs are not observable in the market.

When possible, the estimated fair value is based on quoted market prices and, if not available, it is based on estimates from third party brokers. For non-exchange traded derivatives classified in Level 2, the Company uses standard valuation techniques to calculate fair value. Primary inputs to these techniques include observable market prices (interest, foreign exchange ("FX") and commodity) and volatility, depending on the type of derivative and nature of the underlying risk. The Company uses inputs and data used by willing market participants when valuing derivatives and considers its own credit default swap spread as well as those of its counterparties in its determination of fair value. All derivatives and long-term debt are classified as Level 2.

The carrying values of financial instruments equal or approximate their fair values with the exception of long-term debt:

(in millions of Canadian dollars)	March 31, 2018	December 31, 2017
Long-term debt (including current maturities):
Fair value	$9,598	$9,680
Carrying value	8,357	8,159

The estimated fair value of current and long-term borrowings has been determined based on market information where available, or by discounting future payments of principal and interest at estimated interest rates expected to be available to the Company at period end.

B. Financial risk management

Derivative financial instruments

Derivative financial instruments may be used to selectively reduce volatility associated with fluctuations in interest rates, FX rates, the price of fuel and stock-based compensation expense. Where derivatives are designated as hedging instruments, the relationship between the hedging instruments and their associated hedged items is documented, as well as the risk management objective and strategy for the use of the hedging instruments. This documentation includes linking the derivatives that are designated as fair value or cash flow hedges to specific assets or liabilities on the Interim Consolidated Balance Sheets, commitments or forecasted transactions. At the time a derivative contract is entered into and at least quarterly thereafter, an assessment is made as to whether the derivative item is effective in offsetting the changes in fair value or cash flows of the hedged items. The derivative qualifies for hedge accounting treatment if it is effective in substantially mitigating the risk it was designed to address.

It is not the Company’s intent to use financial derivatives or commodity instruments for trading or speculative purposes.

FX management

The Company conducts business transactions and owns assets in both Canada and the United States. As a result, the Company is exposed to fluctuations in value of financial commitments, assets, liabilities, income or cash flows due to changes in FX rates. The Company may enter into FX risk management transactions primarily to manage fluctuations in the exchange rate between Canadian and U.S. currencies. FX exposure is primarily mitigated through natural offsets created by revenues, expenditures and balance sheet positions incurred in the same currency. Where appropriate, the Company may negotiate with customers and suppliers to reduce the net exposure.

Net investment hedge

The FX gains and losses on long-term debt are mainly unrealized and can only be realized when U.S. dollar-denominated long-term debt matures or is settled. The Company also has long-term FX exposure on its investment in U.S. affiliates. The majority of the Company’s U.S. dollar-denominated long-term debt has been designated as a hedge of the net investment in foreign subsidiaries. This designation has the effect of mitigating volatility on Net income by offsetting long-term FX gains and losses on U.S. dollar-denominated long-term debt and gains and losses on its net investment. The effect of the net investment hedge recognized in “Other comprehensive income” for the three months ended March 31, 2018 was an unrealized FX loss of $151 million (three months ended March 31, 2017 - unrealized FX gain of $46 million).

Interest rate management

The Company is exposed to interest rate risk, which is the risk that the fair value or future cash flows of a financial instrument will vary as a result of changes in market interest rates. In order to manage funding needs or capital structure goals, the Company enters into debt or capital lease agreements that are subject to either fixed market interest rates set at the time of issue or floating rates determined by ongoing market conditions. Debt subject to variable interest rates exposes the Company to variability in interest expense, while debt subject to fixed interest rates exposes the Company to variability in the fair value of debt.

To manage interest rate exposure, the Company accesses diverse sources of financing and manages borrowings in line with a targeted range of capital structure, debt ratings, liquidity needs, maturity schedule, and currency and interest rate profiles. In anticipation of future debt issuances, the Company may enter into forward rate agreements, that are designated as cash flow hedges, to substantially lock in all or a portion of the effective future interest expense. The Company may also enter into swap agreements, designated as fair value hedges, to manage the mix of fixed and floating rate debt.

Forward starting swaps

As at March 31, 2018, the Company had forward starting floating-to-fixed interest rate swap agreements (“forward starting swaps”) totaling a notional amount of U.S. $500 million to fix the benchmark rate on cash flows associated with highly probable forecasted issuances of long-term notes (December 31, 2017 - U.S. $500 million). The change in fair value on the forward starting swaps is recorded in “Accumulated other comprehensive loss”, net of tax, as cash flow hedges until the highly probable forecasted notes are issued. Subsequent to the notes issuance, amounts in “Accumulated other comprehensive loss” are reclassified to “Net interest expense”.

As at March 31, 2018, the total fair value loss of $36 million (December 31, 2017 - fair value loss of $55 million) derived from the forward starting swaps was included in “Accounts payable and accrued liabilities”. Changes in fair value from the forward starting swaps for the three months ended March 31, 2018 was a gain of $19 million (three months ended March 31, 2017 - gain of $2 million) and is recorded in “Other comprehensive income”. For the three months ended March 31, 2018, a loss of $3 million related to previous forward starting swap hedges has been amortized to “Net interest expense” (three months ended March 31, 2017 - loss of $3 million). The Company expects that during the next twelve months, an additional $11 million of losses will be amortized to “Net interest expense”.

10    Stock-based compensation

At March 31, 2018, the Company had several stock-based compensation plans, including stock option plans, various cash settled liability plans and an employee share purchase plan. These plans resulted in an expense for the three months ended March 31, 2018 of $14 million (three months ended March 31, 2017 - recovery of $12 million).

Effective January 31, 2017, Mr. E. Hunter Harrison resigned from all positions held by him at the Company, including as the Company’s Chief Executive Officer and a member of the Board of Directors of the Company. In connection with Mr. Harrison’s resignation, the Company entered into a separation agreement with Mr. Harrison. Under the terms of the separation agreement, the Company has agreed to a limited waiver of Mr. Harrison’s non-competition and non-solicitation obligations.

Effective January 31, 2017, pursuant to the separation agreement, Mr. Harrison forfeited certain pension and post-retirement benefits and agreed to the surrender for cancellation of 22,514 performance share units ("PSU"), 68,612 deferred share units ("DSU"), and 752,145 stock options.

As a result of this agreement, the Company recognized a recovery of $51 million in "Compensation and benefits" in the first quarter of 2017. Of this amount, $27 million related to a recovery from cancellation of certain pension benefits.

Stock option plan

In the three months ended March 31, 2018, under CP’s stock option plans, the Company issued 169,968 regular options at the weighted average price of $231.59 per share, based on the closing price on the grant date.

Pursuant to the employee plan, these regular options may be exercised upon vesting, which is between 12 months and 48 months after the grant date, and will expire after seven years.

Under the fair value method, the fair value of the stock options at the grant date was approximately $9 million. The weighted average fair value assumptions were approximately:

For the three months ended March 31, 2018
Grant price	$231.59
Expected option life (years)(1)	5.00
Risk-free interest rate(2)	2.23%
Expected stock price volatility(3)	25.06%
Expected annual dividends per share(4)	$2.2500
Expected forfeiture rate(5)	4.5%
Weighted-average grant date fair value per option granted during the period	$54.09

(1)
Represents the period of time that awards are expected to be outstanding. Historical data on exercise behaviour, or when available, specific expectations regarding future exercise behaviour, were used to estimate the expected life of the option.

(2)	Based on the implied yield available on zero-coupon government issues with an equivalent remaining term at the time of the grant.

(3)	Based on the historical stock price volatility of the Company’s stock over a period commensurate with the expected term of the option.

(4)	Determined by the current annual dividend at the time of grant. The Company does not employ different dividend yields throughout the contractual term of the option.

(5)	The Company estimated forfeitures based on past experience. This rate is monitored on a periodic basis.

Performance share unit plan

In the three months ended March 31, 2018, the Company issued 123,798 PSUs with a grant date fair value of approximately $29 million. These units attract dividend equivalents in the form of additional units based on the dividends paid on the Company’s Common Shares. PSUs vest and are settled in cash or in CP Common Shares, approximately three years after the grant date, contingent upon CP’s performance ("performance factor"). Grant recipients who are eligible to retire and have provided six months of service during the performance period are entitled to the full award. The fair value of PSUs is measured periodically until settlement, using a lattice-based valuation model.

The performance period for PSUs issued in the three months ended March 31, 2018 is January 1, 2018 to December 31, 2020. The performance factors for these PSUs are Return on Invested Capital ("ROIC"), Total Shareholder Return ("TSR") compared to the S&P/TSX Capped Industrial index, and TSR compared to S&P 1500 Road and Rail index.

The performance period for the PSUs issued in 2015 was January 1, 2015 to December 31, 2017. The performance factors for these PSUs were Operating Ratio, ROIC, TSR compared to the S&P/TSX 60 index and TSR compared to Class I railways. The resulting payout was 160% of the Company's average share price that was calculated using the last 30 trading days preceding December 31, 2017. In the first quarter of 2018, payouts occurred on the total outstanding awards, including dividends reinvested totalling $30 million on 82,800 outstanding awards.

Deferred share unit plan

In the three months ended March 31, 2018, the Company granted 7,314 DSUs with a grant date fair value of approximately $2 million. DSUs vest over various periods of up to 48 months and are only redeemable for a specified period after employment is terminated. An expense to income for DSUs is recognized over the vesting period for both the initial subscription price and the change in value between reporting periods.

11    Pension and other benefits

In the three months ended March 31, 2018, the Company made net contributions of $1 million (three months ended March 31, 2017 - $12 million), to its defined benefit pension plans, which is net of a $10 million refund of plan surplus (three months ended March 31, 2017 - $nil). Net periodic benefit costs for defined benefit pension plans and other benefits recognized in the three months ended March 31, 2018 included the following components:

	For the three months ended March 31
	Pensions		Other benefits
(in millions of Canadian dollars)	2018	2017	2018	2017
Current service cost (benefits earned by employees)	$30	$25	$3	$3
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	110	113	4	5
Expected return on fund assets	(239)	(223)	—	—
Recognized net actuarial loss	29	38	1	1
Amortization of prior service costs	(1)	(1)	—	—
Total other components of net periodic benefit (recovery) cost	$(101)	$(73)	$5	$6
Net periodic benefit (recovery) cost	$(71)	$(48)	$8	$9

12    Contingencies

In the normal course of its operations, the Company becomes involved in various legal actions, including claims relating to injuries and damage to property. The Company maintains provisions it considers to be adequate for such actions. While the final outcome with respect to actions outstanding or pending at March 31, 2018 cannot be predicted with certainty, it is the opinion of management that their resolution will not have a material adverse effect on the Company’s financial position or results of operations.

Legal proceedings related to Lac-Mégantic rail accident

On July 6, 2013, a train carrying petroleum crude oil operated by Montreal Maine and Atlantic Railway (“MMAR”) or a subsidiary, Montreal Maine & Atlantic Canada Co. (“MMAC” and collectively the “MMA Group”), derailed in Lac-Mégantic, Québec. The derailment occurred on a section of railway owned and operated by the MMA Group. The previous day CP had interchanged the train to the MMA Group, and after the interchange, the MMA Group exclusively controlled the train.

In the wake of the derailment, MMAC sought court protection in Canada under the Companies’ Creditors Arrangement Act, R.S.C., 1985, c. C-36 and MMAR filed for bankruptcy in the United States. Plans of arrangement have been approved in both Canada and the U.S. (the “Plans”). These Plans provide for the distribution of a fund of approximately $440 million amongst those claiming derailment damages.

A number of legal proceedings, set out below, were commenced after the derailment in Canada and/or in the U.S. against CP and others:

(1)
Québec's Minister of Sustainable Development, Environment, Wildlife and Parks (the "Minister") ordered various parties, including CP, to clean up the derailment site (the “Cleanup Order”). CP appealed the Cleanup Order to the Administrative Tribunal of Québec (the “TAQ”). The Minister subsequently served a Notice of Claim seeking $95 million for compensation spent on cleanup. CP filed a contestation of the Notice of Claim with the TAQ (the “TAQ Proceeding”). CP and the Minister agreed to stay the TAQ Proceedings pending the outcome of the Province of Québec's action, described in item (2) below.

(2)
Québec’s Attorney General sued CP in the Québec Superior Court initially claiming $409 million in damages, which claim was amended and reduced to $315 million (the “Province’s Action”). The Province’s Action alleges that CP exercised custody or control over the petroleum crude oil until its delivery to Irving Oil, that CP was negligent in its custody and control of the petroleum crude oil and that therefore CP is jointly and severally liable with third parties responsible for the derailment and vicariously liable for the acts and omissions of MMAC.

(3)
A class action in the Québec Superior Court on behalf of persons and entities residing in, owning or leasing property in, operating a business in or physically present in Lac-Mégantic at the time of the derailment (the “Class Action”) was certified against CP, MMAC and the train conductor, Mr. Thomas Harding. The Class Action seeks unquantified damages, including for wrongful death, personal injury, and property damage arising from the derailment. All known wrongful death claimants in the Class Action have opted out and, by court order, cannot re-join the Class Action.

(4)
Eight subrogated insurers sued CP in the Québec Superior Court initially claiming approximately $16 million in damages, which claim was amended and reduced to $14 million (the “Promutuel Action”) and two additional subrogated insurers sued CP in the Québec Superior Court claiming approximately $3 million in damages (the “Royal Action”). Both Actions contain essentially the same allegations as the Province’s Action. The lawsuits do not identify the parties to which the insurers are subrogated, and therefore the extent to which these claims overlap with the proof of claims process under the Plans is difficult to determine at this stage. The Royal Action has been stayed pending the determination of the consolidated proceedings described below.

The Province’s Action, the Class Action and the Promutuel Action have been consolidated and will proceed together through the litigation process in the Québec Superior Court. While each Action will remain a separate legal proceeding, there will be a trial to determine liability issues commencing mid-September 2019, and subsequently, if necessary, a trial to determine damages issues.

(5)
An adversary proceeding filed by the MMAR U.S. estate representative (“Estate Representative”) in Maine accuses CP of failing to abide by certain regulations (the “Adversary Proceeding”). The Estate Representative alleges that CP should not have moved the petroleum crude oil train because an inaccurate classification by the shipper was or should have been known. The Estate Representative seeks damages for MMAR’s business value (as yet unquantified) allegedly destroyed by the derailment.

(6)
A class action and mass tort action on behalf of Lac-Mégantic residents and wrongful death representatives commenced in Texas and wrongful death and personal injury actions commenced in Illinois and Maine against CP were all removed to and consolidated in Maine (the “Maine Actions”). The Maine Actions allege that CP negligently misclassified and mis-packaged the petroleum crude oil being shipped. On CP’s motion, the Maine Actions were dismissed by the Court on several grounds. The plaintiffs are appealing the dismissal decision.

(7)
The Trustee (the “WD Trustee”) for the wrongful death trust (the “WD Trust”), as defined and established by the Estate Representative under the Plans, asserts Carmack Amendment claims against CP in North Dakota federal court (the “Carmack Claims”). The WD Trustee seeks to recover approximately $6 million for damaged rail cars, and the settlement amounts the consignor and the consignee paid to the bankruptcy estates, alleged to be $110 million and $60 million, respectively. On CP’s motion, the federal court in North Dakota dismissed the Carmack Claims. The WD Trustee appealed the dismissal decision. The court in the appeal has reserved judgment.

At this stage of the proceedings, any potential responsibility and the quantum of potential losses cannot be determined. Nevertheless, CP denies liability and is vigorously defending the above noted proceedings.

Environmental liabilities

Environmental remediation accruals, recorded on an undiscounted basis unless a reliable, determinable estimate as to an amount and timing of costs can be established, cover site-specific remediation programs.

The accruals for environmental remediation represent CP’s best estimate of its probable future obligation and include both asserted and unasserted claims, without reduction for anticipated recoveries from third parties. Although the recorded accruals include CP’s best estimate of all probable costs, CP’s total environmental remediation costs cannot be predicted with certainty. Accruals for environmental remediation may change from time to time as new information about previously untested sites becomes known, and as environmental laws and regulations evolve and advances are made in environmental remediation technology. The accruals may also vary as the courts decide legal proceedings against outside parties responsible for contamination. These potential charges, which cannot be quantified at this time, may materially affect income in the particular period in which a charge is recognized. Costs related to existing, but as yet unknown, or future contamination will be accrued in the period in which they become probable and reasonably estimable.

The expense included in “Purchased services and other” for the three months ended March 31, 2018 was $1 million (three months ended March 31, 2017 - $1 million). Provisions for environmental remediation costs are recorded in “Other long-term liabilities”, except for the current portion which is recorded in “Accounts payable and accrued liabilities”. The total amount provided at March 31, 2018 was $80 million (December 31, 2017 - $78 million). Payments are expected to be made over 10 years through 2027.

13 Condensed consolidating financial information

Canadian Pacific Railway Company, a 100%-owned subsidiary of Canadian Pacific Railway Limited (“CPRL”), is the issuer of certain debt securities, which are fully and unconditionally guaranteed by CPRL. The following tables present condensed consolidating financial information (“CCFI”) in accordance with Rule 3-10(c) of Regulation S-X.

Investments in subsidiaries are accounted for under the equity method when presenting the CCFI.

The tables include all adjustments necessary to reconcile the CCFI on a consolidated basis to CPRL’s consolidated financial statements for the periods presented.

Interim Condensed Consolidating Statements of Income
For the three months ended March 31, 2018

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$1,155	$470	$—	$1,625
Non-freight	—	27	89	(79)	37
Total revenues	—	1,182	559	(79)	1,662
Operating expenses
Compensation and benefits	—	257	115	2	374
Fuel	—	168	47	—	215
Materials	—	35	15	5	55
Equipment rents	—	31	2	—	33
Depreciation and amortization	—	104	66	—	170
Purchased services and other	—	218	143	(86)	275
Total operating expenses	—	813	388	(79)	1,122
Operating income	—	369	171	—	540
Less:
Other income and charges	6	48	(3)	—	51
Other components of net periodic benefit recovery	—	(96)	—	—	(96)
Net interest expense (income)	8	114	(7)	—	115
(Loss) income before income tax expense and equity in net earnings of subsidiaries	(14)	303	181	—	470
Less: Income tax expense	—	86	36	—	122
Add: Equity in net earnings of subsidiaries	362	145	—	(507)	—
Net income	$348	$362	$145	$(507)	$348

Interim Condensed Consolidating Statements of Income
For the three months ended March 31, 2017

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$1,089	$474	$—	$1,563
Non-freight	—	32	93	(85)	40
Total revenues	—	1,121	567	(85)	1,603
Operating expenses
Compensation and benefits	—	191	108	1	300
Fuel	—	132	38	—	170
Materials	—	34	9	6	49
Equipment rents	—	36	—	—	36
Depreciation and amortization	—	109	57	—	166
Purchased services and other	—	208	162	(92)	278
Total operating expenses	—	710	374	(85)	999
Operating income	—	411	193	—	604
Less:
Other income and charges	(20)	(7)	(1)	—	(28)
Other components of net periodic benefit recovery	—	(67)	—	—	(67)
Net interest expense (income)	2	125	(7)	—	120
Income before income tax expense and equity in net earnings of subsidiaries	18	360	201	—	579
Less: Income tax expense	1	98	49	—	148
Add: Equity in net earnings of subsidiaries	414	152	—	(566)	—
Net income	$431	$414	$152	$(566)	$431
Certain of the comparative figures have been reclassified in order to be consistent with the 2018 presentation (Note 2).

Interim Condensed Consolidating Statements of Comprehensive Income
For the three months ended March 31, 2018

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$348	$362	$145	$(507)	$348
Net (loss) gain in foreign currency translation adjustments, net of hedging activities	—	(150)	130	—	(20)
Change in derivatives designated as cash flow hedges	—	21	—	—	21
Change in pension and post-retirement defined benefit plans	—	28	1	—	29
Other comprehensive (loss) income before income taxes	—	(101)	131	—	30
Income tax recovery on above items	—	6	—	—	6
Equity accounted investments	36	131	—	(167)	—
Other comprehensive income	36	36	131	(167)	36
Comprehensive income	$384	$398	$276	$(674)	$384

Interim Condensed Consolidating Statements of Comprehensive Income
For the three months ended March 31, 2017

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$431	$414	$152	$(566)	$431
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	—	45	(40)	—	5
Change in derivatives designated as cash flow hedges	—	5	—	—	5
Change in pension and post-retirement defined benefit plans	—	36	2	—	38
Other comprehensive income (loss) before income taxes	—	86	(38)	—	48
Income tax expense on above items	—	(17)	(1)	—	(18)
Equity accounted investments	30	(39)	—	9	—
Other comprehensive income (loss)	30	30	(39)	9	30
Comprehensive income	$461	$444	$113	$(557)	$461

Interim Condensed Consolidating Balance Sheets
As at March 31, 2018

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$43	$82	$—	$125
Accounts receivable, net	—	525	174	—	699
Accounts receivable, inter-company	104	149	205	(458)	—
Short-term advances to affiliates	—	1,313	4,805	(6,118)	—
Materials and supplies	—	121	33	—	154
Other current assets	—	80	143	(84)	139
	104	2,231	5,442	(6,660)	1,117
Long-term advances to affiliates	1,090	—	88	(1,178)	—
Investments	—	27	159	—	186
Investments in subsidiaries	10,944	11,862	—	(22,806)	—
Properties	—	9,016	8,218	—	17,234
Goodwill and intangible assets	—	—	192	—	192
Pension asset	—	1,507	—	—	1,507
Other assets	—	73	9	—	82
Deferred income taxes	4	—	—	(4)	—
Total assets	$12,142	$24,716	$14,108	$(30,648)	$20,318
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$102	$886	$279	$(84)	$1,183
Accounts payable, inter-company	4	305	149	(458)	—
Short-term advances from affiliates	5,602	508	8	(6,118)	—
Long-term debt maturing within one year	—	756	—	—	756
	5,708	2,455	436	(6,660)	1,939
Pension and other benefit liabilities	—	670	79	—	749
Long-term advances from affiliates	—	1,178	—	(1,178)	—
Other long-term liabilities	—	93	112	—	205
Long-term debt	—	7,549	52	—	7,601
Deferred income taxes	—	1,827	1,567	(4)	3,390
Total liabilities	5,708	13,772	2,246	(7,842)	13,884
Shareholders’ equity
Share capital	2,022	1,038	6,307	(7,345)	2,022
Additional paid-in capital	45	1,648	261	(1,909)	45
Accumulated other comprehensive (loss) income	(1,705)	(1,705)	547	1,158	(1,705)
Retained earnings	6,072	9,963	4,747	(14,710)	6,072
	6,434	10,944	11,862	(22,806)	6,434
Total liabilities and shareholders’ equity	$12,142	$24,716	$14,108	$(30,648)	$20,318

Condensed Consolidating Balance Sheets
As at December 31, 2017

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$241	$97	$—	$338
Accounts receivable, net	—	508	179	—	687
Accounts receivable, inter-company	97	153	215	(465)	—
Short-term advances to affiliates	500	1,004	4,996	(6,500)	—
Materials and supplies	—	120	32	—	152
Other current assets	—	31	66	—	97
	597	2,057	5,585	(6,965)	1,274
Long-term advances to affiliates	590	—	410	(1,000)	—
Investments	—	27	155	—	182
Investments in subsidiaries	10,623	12,122	—	(22,745)	—
Properties	—	8,982	8,034	—	17,016
Goodwill and intangible assets	—	—	187	—	187
Pension asset	—	1,407	—	—	1,407
Other assets	—	56	13	—	69
Deferred income taxes	3	—	—	(3)	—
Total assets	$11,813	$24,651	$14,384	$(30,713)	$20,135
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$82	$844	$312	$—	$1,238
Accounts payable, inter-company	3	309	153	(465)	—
Short-term advances from affiliates	5,291	1,185	24	(6,500)	—
Long-term debt maturing within one year	—	746	—	—	746
	5,376	3,084	489	(6,965)	1,984
Pension and other benefit liabilities	—	672	77	—	749
Long-term advances from affiliates	—	1,000	—	(1,000)	—
Other long-term liabilities	—	108	123	—	231
Long-term debt	—	7,362	51	—	7,413
Deferred income taxes	—	1,802	1,522	(3)	3,321
Total liabilities	5,376	14,028	2,262	(7,968)	13,698
Shareholders’ equity
Share capital	2,032	1,037	6,730	(7,767)	2,032
Additional paid-in capital	43	1,643	259	(1,902)	43
Accumulated other comprehensive (loss) income	(1,741)	(1,742)	417	1,325	(1,741)
Retained earnings	6,103	9,685	4,716	(14,401)	6,103
	6,437	10,623	12,122	(22,745)	6,437
Total liabilities and shareholders’ equity	$11,813	$24,651	$14,384	$(30,713)	$20,135

Interim Condensed Consolidating Statements of Cash Flows
For the three months ended March 31, 2018

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$65	$392	$135	$(195)	$397
Investing activities
Additions to properties	—	(122)	(119)	—	(241)
Proceeds from sale of properties and other assets	—	3	1	—	4
Advances to affiliates	—	(307)	—	307	—
Repayment of advances to affiliates	—	—	502	(502)	—
Repurchase of share capital from affiliates	—	423	—	(423)	—
Other	—	—	(1)	—	(1)
Cash (used in) provided by investing activities	—	(3)	383	(618)	(238)
Financing activities
Dividends paid	(82)	(82)	(113)	195	(82)
Return of share capital to affiliates	—	—	(423)	423	—
Issuance of CP Common Shares	8	—	—	—	8
Purchase of CP Common Shares	(298)	—	—	—	(298)
Repayment of long-term debt, excluding commercial paper	—	(5)	—	—	(5)
Advances from affiliates	307	—	—	(307)	—
Repayment of advances from affiliates	—	(502)	—	502	—
Cash used in financing activities	(65)	(589)	(536)	813	(377)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	2	3	—	5
Cash position
Decrease in cash and cash equivalents	—	(198)	(15)	—	(213)
Cash and cash equivalents at beginning of period	—	241	97	—	338
Cash and cash equivalents at end of period	$—	$43	$82	$—	$125

Interim Condensed Consolidating Statements of Cash Flows
For the three months ended March 31, 2017

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$63	$85	$264	$(101)	$311
Investing activities
Additions to properties	—	(109)	(121)	—	(230)
Proceeds from sale of properties and other assets	—	1	2	—	3
Advances to affiliates	(152)	—	(134)	286	—
Capital contributions to affiliates	—	(68)	—	68	—
Other	—	5	—	—	5
Cash used in investing activities	(152)	(171)	(253)	354	(222)
Financing activities
Dividends paid	(73)	(73)	(28)	101	(73)
Issuance of share capital	—	—	68	(68)	—
Issuance of CP Common Shares	28	—	—	—	28
Repayment of long-term debt, excluding commercial paper	—	(5)	—	—	(5)
Advances from affiliates	134	149	3	(286)	—
Cash provided by (used in) financing activities	89	71	43	(253)	(50)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	(2)	—	—	(2)
Cash position
(Decrease) increase in cash and cash equivalents	—	(17)	54	—	37
Cash and cash equivalents at beginning of period	—	100	64	—	164
Cash and cash equivalents at end of period	$—	$83	$118	$—	$201

Summary of Rail Data

	First Quarter
Financial (millions, except per share data)	2018	2017	Total Change	% Change

Revenues
Freight	$1,625	$1,563	$62	4
Non-freight	37	40	(3)	(8)
Total revenues	1,662	1,603	59	4

Operating expenses
Compensation and benefits(1)	374	300	74	25
Fuel	215	170	45	26
Materials	55	49	6	12
Equipment rents	33	36	(3)	(8)
Depreciation and amortization	170	166	4	2
Purchased services and other	275	278	(3)	(1)
Total operating expenses(1)	1,122	999	123	12

Operating income(1)	540	604	(64)	(11)

Less:

Other income and charges	51	(28)	79	(282)
Other components of net periodic benefit recovery(1)	(96)	(67)	(29)	43
Net interest expense	115	120	(5)	(4)

Income before income tax expense	470	579	(109)	(19)

Income tax expense	122	148	(26)	(18)

Net income	$348	$431	$(83)	(19)
Operating ratio (%)(1)	67.5	62.4	5.1	510 bps

Basic earnings per share	$2.41	$2.94	$(0.53)	(18)

Diluted earnings per share	$2.41	$2.93	$(0.52)	(18)

Shares Outstanding
Weighted average number of shares outstanding (millions)	144.4	146.5	(2.1)	(1)
Weighted average number of diluted shares outstanding (millions)	144.8	147.1	(2.3)	(2)

Foreign Exchange
Average foreign exchange rate (US$/Canadian$)	0.79	0.76	0.03	4
Average foreign exchange rate (Canadian$/US$)	1.26	1.32	(0.06)	(5)

(1)
2017 comparative period figure has been restated for the retrospective adoption of Accounting Standards Update ("ASU") ASU 2017-07, discussed further in Note 2 Accounting changes in CP's Interim Consolidated Financial Statements for the three months ended March 31, 2018.

Summary of Rail Data (Page 2)

	First Quarter
Commodity Data	2018	2017	Total Change	% Change	FX Adjusted % Change(1)

Freight Revenues (millions)
- Grain	$357	$393	$(36)	(9)	(7)
- Coal	151	148	3	2	3
- Potash	112	98	14	14	18
- Fertilizers and sulphur	61	59	2	3	5
- Forest products	66	67	(1)	(1)	2
- Energy, chemicals and plastics	257	227	30	13	17
- Metals, minerals, and consumer products	183	170	13	8	12
- Automotive	71	76	(5)	(7)	(3)
- Intermodal	367	325	42	13	14

Total Freight Revenues	$1,625	$1,563	$62	4	6

Freight Revenue per Revenue Ton-Miles (RTM) (cents)
- Grain	4.09	4.19	(0.10)	(2)	—
- Coal	2.90	2.88	0.02	1	1
- Potash	2.56	2.67	(0.11)	(4)	(2)
- Fertilizers and sulphur	5.74	6.17	(0.43)	(7)	(4)
- Forest products	5.84	6.11	(0.27)	(4)	(1)
- Energy, chemicals and plastics	4.18	4.25	(0.07)	(2)	1
- Metals, minerals, and consumer products	6.27	6.63	(0.36)	(5)	(2)
- Automotive	23.32	22.29	1.03	5	9
- Intermodal	5.68	5.66	0.02	—	1

Total Freight Revenue per RTM	4.47	4.57	(0.10)	(2)	—

Freight Revenue per Carload
- Grain	$3,650	$3,688	$(38)	(1)	1
- Coal	2,079	2,096	(17)	(1)	—
- Potash	3,010	3,130	(120)	(4)	(1)
- Fertilizers and sulphur	4,074	4,217	(143)	(3)	(1)
- Forest products	3,937	4,128	(191)	(5)	(1)
- Energy, chemicals and plastics	3,468	3,412	56	2	5
- Metals, minerals, and consumer products	3,126	2,851	275	10	14
- Automotive	2,792	2,792	—	—	4
- Intermodal	1,458	1,391	67	5	6

Total Freight Revenue per Carload	$2,503	$2,499	$4	—	3

(1)
This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Page 3)

	First Quarter
Commodity Data (Continued)	2018	2017	Total Change	% Change

Millions of RTM
- Grain	8,729	9,383	(654)	(7)
- Coal	5,218	5,123	95	2
- Potash	4,381	3,677	704	19
- Fertilizers and sulphur	1,061	962	99	10
- Forest products	1,122	1,102	20	2
- Energy, chemicals and plastics	6,157	5,340	817	15
- Metals, minerals, and consumer products	2,924	2,560	364	14
- Automotive	305	340	(35)	(10)
- Intermodal	6,458	5,725	733	13

Total RTMs	36,355	34,212	2,143	6

Carloads (thousands)(1)
- Grain	97.7	106.6	(8.9)	(8)
- Coal	72.8	70.4	2.4	3
- Potash	37.3	31.4	5.9	19
- Fertilizers and sulphur	14.9	14.1	0.8	6
- Forest products	16.7	16.3	0.4	2
- Energy, chemicals and plastics	74.2	66.6	7.6	11
- Metals, minerals, and consumer products	58.6	59.5	(0.9)	(2)
- Automotive	25.5	27.1	(1.6)	(6)
- Intermodal	251.4	233.2	18.2	8

Total Carloads	649.1	625.2	23.9	4

	First Quarter
	2018	2017	Total Change	% Change	FX Adjusted % Change(2)

Operating Expenses (millions)
Compensation and benefits(3)	$374	$300	$74	25	27
Fuel	215	170	45	26	31
Materials	55	49	6	12	15
Equipment rents	33	36	(3)	(8)	(6)
Depreciation and amortization	170	166	4	2	4
Purchased services and other	275	278	(3)	(1)	1

Total Operating Expenses(3)	$1,122	$999	$123	12	15

(1)	Certain figures have been revised to conform with current presentation.

(2)
This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

(3)
2017 comparative period figure has been restated for the retrospective adoption of ASU 2017-07, discussed further in Note 2 Accounting changes in CP's Interim Consolidated Financial Statements for the three months ended March 31, 2018.

Summary of Rail Data (Page 4)

	First Quarter
	2018	2017 (1)	Total Change	% Change

Operations Performance

Gross ton-miles ("GTMs") (millions)	64,411	60,827	3,584	6
Train miles (thousands)	7,642	7,511	131	2
Average train weight - excluding local traffic (tons)	8,989	8,647	342	4
Average train length - excluding local traffic (feet)	7,229	7,143	86	1
Average terminal dwell (hours)	7.9	7.1	0.8	11
Average train speed (mph)(2)	20.6	22.3	(1.7)	(8)
Fuel efficiency(3)	0.984	1.012	(0.028)	(3)
U.S. gallons of locomotive fuel consumed (millions)(4)	62.9	61.0	1.9	3
Average fuel price (U.S. dollars per U.S. gallon)	2.70	2.11	0.59	28

Total Employees and Workforce

Total employees (average)(5)	12,173	11,648	525	5
Total employees (end of period)(5)	12,328	11,794	534	5
Workforce (end of period)(6)	12,398	11,829	569	5

Safety Indicators

FRA personal injuries per 200,000 employee-hours	1.74	1.85	(0.11)	(6)
FRA train accidents per million train miles	1.07	0.85	0.22	26

(1)
Certain figures have been revised to conform with current presentation or have been updated to reflect new information as certain operating statistics are estimated and can continue to be updated as actuals settle.

(2)
Average train speed is defined as a measure of the line-haul movement from origin to destination including terminal dwell hours. It excludes delay time related to customer or foreign railways, and also excludes the time and distance travelled by: i) trains used in or around CP’s yards; ii) passenger trains; and iii) trains used for repairing track.

(3)	Fuel efficiency is defined as U.S. gallons of locomotive fuel consumed per 1,000 GTMs – freight and yard.

(4)	Includes gallons of fuel consumed from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.

(5)	An employee is defined as an individual currently engaged in full-time or part-time employment with CP.

(6)	Workforce is defined as total employees plus contractors and consultants.

Non-GAAP Measures

The Company presents non-GAAP measures and cash flow information to provide a basis for evaluating underlying earnings and liquidity trends in the Company’s business that can be compared with the results of operations in prior periods. In addition, these non-GAAP measures facilitate a multi-period assessment of long-term profitability allowing management and other external users of the Company’s consolidated financial information to compare profitability on a long-term basis, including assessing future profitability, with that of the Company’s peers.

These non-GAAP measures have no standardized meaning and are not defined by GAAP and, therefore, may not be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information presented in accordance with GAAP.

Adjusted Performance Measures

The Company uses Adjusted income, Adjusted diluted earnings per share, Adjusted operating income and Adjusted operating ratio to evaluate the Company’s operating performance and for planning and forecasting future business operations and future profitability. These non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends either by nature or amount. As a result, these items are excluded for management assessment of operational performance, allocation of resources and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets, and certain items outside the control of management. These items may not be non-recurring. However, excluding these significant items from GAAP results allows for a consistent understanding of the Company's consolidated financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these non-GAAP financial measures may provide insight to investors and other external users of the Company's consolidated financial information.

Significant items that impact reported earnings for the first three months of 2018 and 2017 include:

2018:

•	a net non-cash loss of $49 million ($42 million after deferred tax) due to FX translation of the Company’s U.S. dollar-denominated debt that unfavourably impacted Diluted EPS by 29 cents.

2017:

•	a management transition recovery of $51 million related to the retirement of Mr. E. Hunter Harrison as CEO of CP ($39 million after deferred tax) that favourably impacted Diluted EPS by 27 cents; and

•	a net non-cash gain $28 million ($24 million after deferred tax) due to FX translation of the Company’s U.S. dollar-denominated debt that favourably impacted Diluted EPS by 16 cents.

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures

The following tables reconcile the most directly comparable measures presented in accordance with GAAP to the non-GAAP measures for the three months ended March 31, 2018 and 2017:

Adjusted income is calculated as Net income reported on a GAAP basis less significant items.

	For the three months ended March 31
(in millions)	2018	2017
Net income as reported	$348	$431
Less significant items (pretax):
Management transition recovery	—	51
Impact of FX translation on U.S. dollar-denominated debt	(49)	28
Add:
Tax effect of adjustments(1)	(7)	16
Adjusted income	$390	$368
(1) The tax effect of adjustments was calculated as the pretax effect of the adjustments multiplied by the applicable tax rate for the above items of 13.43% and 19.88% for the three months ended March 31, 2018 and 2017, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Adjusted diluted earnings per share is calculated using Adjusted income, as defined above, divided by the weighted-average diluted shares outstanding during the period as determined in accordance with GAAP.

	For the three months ended March 31
	2018	2017
Diluted earnings per share as reported	$2.41	$2.93
Less significant items (pretax):
Management transition recovery	—	0.35
Impact of FX translation on U.S. dollar-denominated debt	(0.34)	0.19
Add:
Tax effect of adjustments(1)	(0.05)	0.11
Adjusted diluted earnings per share	$2.70	$2.50
(1) The tax effect of adjustments was calculated as the pretax effect of the adjustments multiplied by the applicable tax rate for the above items of 13.43% and 19.88% for the three months ended March 31, 2018 and 2017, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Adjusted operating income is calculated as Operating income reported on a GAAP basis less significant items.

	For the three months ended March 31
(in millions)	2018	2017
Operating income as reported(1)	$540	$604
Less significant item:
Management transition recovery	—	51
Adjusted operating income(1)	$540	$553
(1) 2017 comparative period figure has been restated for the retrospective adoption of ASU 2017-07, discussed further in Note 2 Accounting changes in CP's Interim Consolidated Financial Statements for the three months ended March 31, 2018.

Adjusted operating ratio excludes those significant items that are reported within Operating income.

	For the three months ended March 31
	2018	2017
Operating ratio as reported(1)	67.5%	62.4%
Less significant item:
Management transition recovery	—	(3.2)
Adjusted operating ratio(1)	67.5%	65.6%
(1) 2017 comparative period figure has been restated for the retrospective adoption of ASU 2017-07, discussed further in Note 2 Accounting changes in CP's Interim Consolidated Financial Statements for the three months ended March 31, 2018.

Free Cash

Free cash is calculated as Cash provided by operating activities, less Cash used in investing activities, adjusted for changes in Cash and cash equivalents balances resulting from FX fluctuations. Free cash is a measure that management considers to be an indicator of liquidity. Free cash is useful to investors and other external users of the Consolidated Financial Statements as it assists with the evaluation of the Company's ability to generate cash from its operations without incurring additional external financing. Positive Free cash indicates the amount of cash available for reinvestment in the business, or cash that can be returned to investors through dividends, stock repurchase programs, debt retirements or a combination of these. Conversely, negative Free cash indicates the amount of cash that must be raised from investors through new debt or equity issues, reduction in available cash balances or a combination of these. Free cash should be considered in addition to, rather than as a substitute for, Cash provided by operating activities.

Reconciliation of Cash Provided by Operating Activities to Free Cash

	For the three months ended March 31
(in millions)	2018	2017
Cash provided by operating activities	$397	$311
Cash used in investing activities	(238)	(222)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	5	(2)
Free cash	$164	$87

FX Adjusted Variance

FX adjusted variance allows certain financial results to be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period to period comparisons in the analysis of trends in business performance. Financial result variances at constant currency are obtained by translating the comparable period of the prior year results denominated in U.S. dollars at the foreign exchange rates of the current period.

	For the three months ended March 31
(in millions)	Reported 2018	Reported 2017	Variance due to FX	FX Adjusted 2017	FX Adjusted % Change
Freight revenues	$1,625	$1,563	$(37)	$1,526	6
Non-freight revenues	37	40	—	40	(8)
Total revenues	1,662	1,603	(37)	1,566	6
Compensation and benefits(1)	374	300	(5)	295	27
Fuel	215	170	(6)	164	31
Materials	55	49	(1)	48	15
Equipment rents	33	36	(1)	35	(6)
Depreciation and amortization	170	166	(2)	164	4
Purchased services and other	275	278	(6)	272	1
Total operating expenses(1)	1,122	999	(21)	978	15
Operating income(1)	$540	$604	$(16)	$588	(8)
(1) 2017 comparative period figure has been restated for the retrospective adoption of ASU 2017-07, discussed further in Note 2 Accounting changes in CP's Interim Consolidated Financial Statements for the three months ended March 31, 2018.